EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
William J. Wagner                                 Gordon E. Clark
President and CEO                                 President and CEO
Northwest Bancorp, Inc.                           Leeds Federal Bankshares, Inc.
Northwest Bancorp, MHC                            Leeds Federal Bankshares, MHC
TEL: (814) 728-7716                               TEL: (410) 242-1234

NORTHWEST BANCORP, INC. AND LEEDS FEDERAL BANKSHARES, INC.
EXTEND MERGER AGREEMENT

     Warren, Pennsylvania and Baltimore, Maryland. August 28, 2002. As previously announced, on August 16, 2001, Northwest Bancorp, Inc. (Nasdaq: NWSB) entered into an agreement to acquire Leeds Federal Bankshares, Inc. (Nasdaq:
LFED) The transaction is subject to the approval of the OTS, and Northwest's application is on file with the OTS but has not yet been approved. The merger agreement provided that if the transaction was not completed by April 30, 2002, the parties would, under certain circumstances, agree to extend the date upon which the transaction must be completed for up to 120 days. On April 30, 2002, the parties agreed to extend the date by which the transaction must be completed to August 28, 2002 to provide additional time to review the application of SFAS 141 and 142 to the transaction, which review has been the primary delay in completing the application process. On August 28, 2002, the parties agreed to further amend the merger agreement by extending the date by which the transaction must be completed to December 31, 2002. The parties also agreed to amend the merger agreement to modify the structure of the transaction by eliminating the merger of Leeds Federal Bankshares, Inc. into Northwest Bancorp, Inc and to make other technical changes to the agreement to effect the revised structure. As a result of such change, Leeds Federal Savings Bank will become a wholly-owned subsidiary of Northwest Bancorp, MHC. As a result, Leeds Federal Savings Bank will not be part of the Northwest Bancorp, Inc. consolidated group immediately after the merger. The $32.00 per share cash consideration to be paid to the public stockholders of Leeds Federal Bankshares, Inc. and all other terms and conditions of the merger will remain unchanged.